Morris Legal

Patrick Ryan Morris, Esq.

Morris Legal Corp.
28 Laight Street, 2nd Floor
New York, New York 10013

Direct: +1 (917) 621-1110
Main: +1 (646) 692-4012
Fax: +1 (929) 296-7680
Email: prm@patrickmorrislaw.com

www.patrickmorrislaw.com

March 9, 2021

Cocannco, Inc.
1817 Maryal Drive, Suite 100
Sacramento, CA 95864

Dear Sirs or Madams:

I have acted, at your request, as counsel to Cocannco, Inc., a Colorado corporation, ("Cocannco, Inc.,") for the purpose of rendering an opinion as to the legality of 50,000,000 shares of Cocannco, Inc., common stock, par value $0.0001 per share to be offered and distributed by Cocannco, Inc., (the "Shares"), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Cocannco, Inc., with the U.S. Securities and Exchange Commission (the "SEC") for the purpose of registering the offer and sale of the Shares ("Offering Statement").

For the purpose of rendering my opinion herein, I have reviewed the relevant statutes, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Cocannco, Inc., and all amendments thereto, the By-Laws of Cocannco, Inc., selected proceedings of the board of directors of Cocannco, Inc., authorizing the issuance of the Shares, certificates of officers of Cocannco, Inc., and of public officials, and such other documents of Cocannco, Inc., and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Cocannco, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Cocannco, Inc., against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to my firm under the caption "Legal Matters" in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

Patrick Ryan Morris, Esq.